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                                                                   EXHIBIT 10.15

                         [W. R. GRACE & CO. LETTERHEAD]

November 6, 1996

PERSONAL AND CONFIDENTIAL

Mr. Laszlo J. Eger
39 Stockton Court
Morris Plains, NJ  07950

Dear Laszlo:

This letter outlines certain arrangements that we discussed earlier that involve your future employment with W.R. Grace & Co.-Conn. (the "Company"). We believe you can make a valuable contribution to the Company, and the purpose of this letter is to describe in more detail your responsibilities, compensation and benefits.

RESPONSIBILITIES

Your employment would be scheduled to begin on November 1, 1996. Your title will be President of Circe Biomedical, and you will report to me initially. As you know, it is the intent of the Company to proceed with an IPO of, or another transaction involving, Circe Biomedical in the future (the "Transaction"). Your principal office will be located in Lexington, Massachusetts.

PRE-TRANSACTION COMPENSATION

For the period before the Transaction:

1. Your base salary will be at the monthly rate of $16,000, $192,000 per annum.

2. Your incentive compensation will be contingent on the performance of Circe Biomedical. You would generally be eligible for a targeted award in the range of 30% of your base salary. All annual incentive compensation awards are subject to Board of Directors' approval (Grace or Circe, as appropriate).

3. You will be recommended for a stock option award in Circe Biomedical at such time that a stock option program (or an alternate equity program) is established at Circe Biomedical, if, as I expect, such a program is implemented. I would expect that options/equity vesting would be subject to both time and performance criteria.



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RELOCATION ASSISTANCE

The Company will offer you relocation assistance as outlined in the North American Relocation Handbook for New Employees, a copy of which is enclosed.

BENEFIT PROGRAMS

Prior to the Transaction, you will be eligible to participate in the benefit plans applicable to the employees of the biomedical business of the Company, subject to their respective provisions and as they may be amended from time to time. Since the Transaction should occur fairly soon, you may not be employed as a member of the Grace control group for one full year, which is the eligibility requirement for the W.R. Grace & Co. Retirement Plan for Salaried Employees or the W.R. Grace & Co. Salaried Employee Savings & Investment Plan. A copy of the applicable employee handbook of the Company that will apply before the Transaction will be provided to you under separate cover.

VACATION

You will be entitled to three (3) weeks' paid vacation per full calendar year.

Your employment with the Company will be "at will." In addition, after the Transaction, your employment with Circe Biomedical will be "at will." Should your employment terminate with the Company before the Transaction or with Circe Biomedical within 12 months after the date the Transaction is complete (other than by your death, disability, voluntary resignation or termination for cause), the Company will pay you severance pay in an amount equal to 52 weeks of your base salary, less the amount of severance pay you receive from the new owner, if any.

Prior to joining the Company, you will be required to undergo a drug screening test at a location pre-approved by the Company. Our offer of employment is contingent upon your successfully completing the drug screening test.

As part of your employment processing procedure, you will be asked to sign a confidentiality agreement which affords protection to you and the Company. A sample copy of the agreement is enclosed for your review.

We're very excited about your joining us at the Company and our biomedical business, and I encourage you to call me at (561) 362-1870 to discuss the above or any other aspect of your employment with the Company.

Sincerely,

/s/ Martin B. Sherwin

Enclosure
cc:  L. Ellberger

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AGREEMENT

         IN CONSIDERATION of my employment or the continuance of my employment in any capacity, whether full-time or part-time, or in the capacity of consultant, temporary employee, returning employee, etc., by W.R. Grace & Co.-Conn., a Connecticut Corporation, which is hereinafter called the "Company", I agree that:

         1. I will not at any time, directly or indirectly, reproduce, disclose, or use except for Company purposes, any trade secrets or confidential information such as know-how, processes, records, drawings, designs, plant design, compositions of matter, and equipment of the Company or its subsidiary companies, whether acquired or developed by me in the course of my employment or otherwise obtained, without the written consent of the Company, and will use my best efforts to prevent unauthorized reproduction, disclosure or use of same by others.

         2. All information, data, drawings, designs, papers, equipment and other articles or substances of any kind relating to any business or field of investigation of the Company or its subsidiary companies, whether developed by me or not, shall be the sole property of the Company or its subsidiary companies and shall be surrendered by me to the Company on termination of employment or on demand, whichever occurs first, and I will retain no copies, samples or reproductions of the same.

         3. Any and all improvements and the inventions relating to the business or activities of the Company that I may make or conceive while in the employ of the Company and also those made or conceived within one year after the termination of my employment, if resulting from or suggested by said employment, shall be the sole and exclusive property of the Company. I will immediately disclose to the Company any such improvements and inventions and will promptly sign and execute all papers and do all acts necessary for the Company to apply for and secure patents on said inventions in the United States and foreign countries in its own name where possible and desirable; and I will sign and execute all papers and do any and all acts necessary to assign and transfer to the Company the whole right, title, and interest to said improvements, inventions, applications for patents, and patents in the United States and foreign countries; and during my employment and thereafter I will do all things necessary to sustain such applications, patents, and assignments, everything recited herein to be at the expense of the Company.

         4. I agree to keep confidential and not disclose to others, except to Company employees having a need to know, all information concerning the technical and business affairs of the Company that is not in the public domain at the time of disclosure, as shown by tangible evidence.

         5. The obligations of this Agreement shall continue beyond the termination of employment; shall be enforceable at law and in equity, including injunction; and shall be binding on my heirs, assigns and legal representatives. Any corporation, company or business of which the Company owns or controls 50% or more of the outstanding voting stock is a subsidiary company as said term is used in this Agreement. If the obligation of any covenant is held to be too broad to be enforced, such convenant shall be construed to create only an obligation to the full extent permitted by law. This Agreement is for the benefit of the Company, its successor and assigns, and subsidiary companies and is not conditioned on employment for any period of time or compensation.

         IN WITNESS WHEREOF, I hereunto set my hand and seal this 8th day, of November, 1996.

                                                      /s/ Laszlo J. Eger    L.S.
                                                   -------------------------
Witness: /s/ Phyllis Ohanian
         ---------------------


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                          [GRACE BIOMEDICAL LETTERHEAD]

November 8, 1996



Dr. Martin B. Sherwin
W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida  33486-1010

Dear Martin:

Enclosed you will find your offer letter which I am delighted to accept, with the following comments:

         1.       As agreed with Larry, my starting date is November 1.

         2. Since my move will take several months, I will submit the expenses associated with my living costs prior to moving to Massachusetts on my expense reports.

         3. The letter only covers "Pre-Transaction Compensation" implying that something will be done at "Transaction" time.

         4. Finally, the stock option issue is a critical one (for me personally, as well as for the management team). I would like to come to a final understanding on this issue as quickly as possible, certainly by the end of November.

Thank you again for your kind offer, and I look forward to a fruitful relationship with Grace and Circe in the future.

Sincerely,

/s/  Laszlo J. Eger

Laszlo J. Eger

LJE: pso
Enclosure

cc:  L. Ellberger